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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

Board of Directors and Members
Inergy, L.P.

We consent to the references to our firm under the caption "Experts" and to the use of our report dated December 10, 2001, except for Notes 4 and 12, as to which the date is December 20, 2001, with respect to Inergy, L.P. and subsidiary; our report dated May 2, 2001 with respect to the Hoosier Propane Group; and our report dated May 22, 2002 with respect to Inergy GP, LLC, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-89010) and related Prospectus of Inergy, L.P. for the registration of 1,400,000 common units.

                                /s/ Ernst & Young LLP

Kansas City, Missouri
July 12, 2002